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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 2004

AMC ENTERTAINMENT INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8747 (Commission File Number)	43-1304369 (IRS Employer Identification No.)
920 Main Street Kansas City, Missouri (Address of Principal Executive Offices)		64105 (Zip Code)

        Registrant's telephone number, including area code: (816) 221-4000

        Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.04, 3.01, 3.03, 5.01, 5.02 and 5.03

Merger of AMC Entertainment Inc.

        On December 23, 2004, AMC Entertainment Inc. ("AMCE") completed a merger in which Marquee Holdings Inc. ("Holdings") acquired AMCE pursuant to an Agreement and Plan of Merger, dated as of July 22, 2004 (the "Merger Agreement"), by and among AMCE, Holdings and Marquee Inc. Marquee Inc., a wholly owned subsidiary of Holdings, merged with and into AMCE, with AMCE remaining as the surviving entity (the "Merger") and becoming a wholly owned subsidiary of Holdings.

        Pursuant to the terms of the Merger Agreement, each issued and outstanding share of AMCE's common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of AMCE's preferred stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration to be paid in the Merger is approximately $1.67 billion.

        Holdings used the net proceeds from the sale of AMCE notes (as described below), together with existing AMCE cash balances and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the Sponsors (as defined below), the co-investors and certain members of management and the net proceeds of an offering of Holdings notes), to finance the Merger.

        AMCE is 100% owned by Holdings. Holdings is owned by J.P. Morgan Partners (BHCA), L.P. and certain other affiliated funds managed by J.P. Morgan Partners, LLC (collectively, "JPMP") and Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo," and together with JPMP, the "Sponsors"), other co-investors and by certain members of management as follows: JPMP (approximately 35.0%); Apollo (approximately 35.0%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (approximately 6.4%); Co-Investment Partners, L.P. (approximately 6.4%); Caisse de Depot et Placement du Quebec (approximately 5.1%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (approximately 4.4%); SSB Capital Partners (Master Fund) I, L.P. (approximately 3.2%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (approximately 2.5%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (approximately 1.3%); Screen Investors 2004, LLC (approximately 0.2%); and members of management (approximately 0.5%).

        The description of the Merger and the other transactions contemplated by the Merger Agreement contained in AMCE's Current Report on Form 8-K, filed on July 23, 2004, and AMCE's Definitive Proxy Statement on Schedule 14A, filed on November 24, 2004, are each incorporated herein by reference.

Fixed Rate Notes and Floating Rate Notes.

        As a result of the Merger, AMCE became the obligor of $250,000,000 in aggregate principal amount of Fixed Rate Notes due 2012 ("Fixed Rate Notes") and $205,000,000 in aggregate principal amount of Floating Rate Notes due 2010 ("Floating Rate Notes" and together with the Fixed Rate Notes, the "Senior Notes") that were previously issued by Marquee Inc. on August 18, 2004. The Senior Notes (i) rank senior in right of payment to any of AMCE's existing and future subordinated indebtedness, rank equally in right of payment with any of AMCE's existing and future senior indebtedness and are effectively subordinated in right of payment to any of AMCE's secured indebtedness and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of AMCE's existing and future wholly owned subsidiaries that is a guarantor or direct borrower under AMCE's other indebtedness. The Senior Notes are structurally subordinated to all existing and future liabilities and preferred stock of AMCE's subsidiaries that do not guarantee the notes.

        The Fixed Rate Notes bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Rate Notes are redeemable at AMCE's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010. The Floating Rate Notes bear interest at a rate per annum, reset quarterly, equal to 4 1/4% plus the three-month LIBOR interest rate. Interest on the Floating Rate Notes is payable quarterly on February 15, May 15, August 15 and November 15 and interest payments commenced on November 15, 2004. The interest rate is currently 6.54% per annum for the quarterly period ending February 14, 2004. The Floating Rate Notes are redeemable, in whole or in part, on or after August 15, 2006 at 103.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2009.

Amended Credit Facility.

        Concurrently with the consummation of the Merger, AMCE has entered into an amendment to AMCE's credit facility. AMCE refers to this amended credit facility as "amended credit facility". The amended credit facility is available to, among other things, finance up to $20,000,000 of fees and expenses on the closing date of the Merger. As of September 30, 2004, after giving pro forma effect to the Merger and the related transactions, AMCE would have had no amounts outstanding under the amended credit facility and issued approximately $12.8 million in letters of credit, leaving borrowing capacity under the amended credit facility of approximately $162.2 million.

        The amended credit facility permits borrowings at interest rates based on either the bank's base rate or LIBOR, plus applicable margins ranging from 1.0% to 2.0% on base rate loans and from 2.0% to 3.0% on LIBOR loans, and requires an annual commitment fee of 0.5% on the unused portion of the commitment. The amended credit facility matures on April 9, 2009. The total commitment under the amended credit facility is $175,000,000, but the amended credit facility contains covenants that limit AMCE's ability to incur debt (whether under the amended credit facility or from other sources).

        The amended credit facility includes several financial covenants, including (i) a maximum net indebtedness to Annualized EBITDA ratio (as defined in the amended credit facility) (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) as of the last day of the most recent quarter to earnings for the most recent four quarters before interest, taxes, depreciation, amortization, any call premium (or original issue discount) expenses and other noncash charges, theatre closing or disposition costs, theatre opening costs, and gains or losses from asset sales, except that expenses incurred in connection with the Merger and related transactions are excluded and including an adjustment for any permanently closed, disposed of or acquired theatre on a pro forma basis as if such closure, disposition or acquisition occurred on the first day of the calculation period), of Holdings of 5.75 to 1 with certain step-downs of such ratio as agreed, (ii) a minimum cash interest coverage ratio, as defined in the amended credit facility except that expenses incurred in connection with the Merger and related transactions are excluded (generally, the ratio of Annualized EBITDA for the most recent four quarters to consolidated interest expense for such period of AMCE) of 1.75 to 1, and (iii) a ratio of maximum net senior indebtedness to Annualized EBITDA of AMCE, as defined in the amended credit facility except that expenses incurred in connection with the Merger and related transactions shall be excluded, for the most recent four quarters, as defined in the amended credit facility, of 3.5 to 1. The amended credit facility also generally imposes limitations on investments, the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, restricted payments, dividends, repurchase of capital stock or subordinated debt, mergers, investments, guarantees, asset sales and business activities.

        The amended credit facility defines Annualized EBITDA for AMCE and its consolidated Subsidiaries as the Annualized EBITDA adjusted such that Annualized EBITDA that is attributable to a particular theatre or a particular screen which was permanently closed for business or disposed of during a fiscal quarter or any acquired business or particular theatre is determined on a pro forma basis as if such closure, disposition or acquisition had occurred on the first day of the most recently completed period of four fiscal quarters. Annualized EBITDA is defined in the amended credit agreement as consolidated net income increased by the sum of all income taxes paid or accrued in accordance with U.S. GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), consolidated interest expense, depreciation expense, amortization expense, any call premium (or original issue discount) expenses (cash and non-cash) associated with the call or open market repurchases of subordinated debt and any other non-cash charges.

        The amended credit facility allows AMCE to incur debt that qualifies as subordinated debt thereunder, and permits $125,000,000 of new debt plus capital lease obligations, subject to meeting AMCE's financial covenants.

        Additionally, certain of AMCE's domestic wholly owned subsidiaries guarantee the amended credit facility. The amended credit facility is secured by a pledge of AMCE's capital stock by Holdings and substantially all of the tangible and intangible personal property located in the United States that AMCE or such guarantors own, which includes, but is not limited to, all the outstanding stock of American Multi-Cinema, Inc., AMC-GCT, Inc. and its subsidiaries, AMC Entertainment International, Inc., National Cinema Network, Inc., AMC Realty, Inc. and Centertainment, Inc. as well as accounts, deposit accounts, general intangibles (including patents, trademarks and other intellectual property), commercial tort claims, goods and instruments, among other types of personal property.

        Amounts outstanding under the amended credit facility may become payable prior to the maturity date in part upon the occurrence of certain asset sales, or in whole upon the occurrence of specified events of default. In addition to the non-payment of amounts due to lenders or non-performance of covenants, among other matters, an event of default will occur upon (i) the failure to pay other indebtedness, or the acceleration of the maturity or redemption of other indebtedness or preferred stock in either case exceeding $5.0 million, (ii) the occurrence of any default which enables holders of any preferred stock to appoint additional members to the board and the occurrence of a change in control, as defined in the amended credit facility, and (iii) any default under the terms applicable to any of AMCE's leases with aggregate remaining lease payments exceeding $13.0 million which results in the loss of use of the property subject to such lease or any default (that is not cured or waived or if cured or waived involved the payment of an amount in excess of $13.0 million) under the terms applicable to any such leases with aggregate remaining lease payments exceeding $50.0 million.

Triggering Events that Accelerate or Increase a Direct Financial Obligation.

        As a result of the Merger, AMCE's obligation to offer to repurchase notes from the holders of 9.5% Senior Subordinated Notes due 2011, in the aggregate principal amount of $214.5 million, (the "2011 Notes"), became immediately due and owing. Under the change in control provisions of that certain Indenture pursuant to which the 2011 Notes were issued, dated as of January 27, 1999, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, and a Second Supplemental Indenture, dated as of December 23, 2004 (collectively, the "Indenture"), holders of the 2011 Notes may require AMCE to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. AMCE is obligated to make a change of control offer by January 22, 2005 and must purchase all 2011 Notes tendered for repurchase no later than 60 days from the date of commencement of the change of control offer.

        The Indenture, dated as of January 27, 1999, which was previously attached as an Exhibit to AMCE's Quarterly Report on Form 10-Q, filed with the SEC on February 11, 1999, and the First Supplemental Indenture, which was previously attached as an Exhibit to AMCE's Current Report on Form 8-K, filed with the SEC on April 10, 2002, are incorporated herein by reference.

        AMCE has obtained a financing commitment, subject to customary conditions, from JPMorgan Chase Bank or affiliates thereof and Citicorp North America, Inc. in the amount of $220,000,000 to finance any such repurchase. The maturity of the financing would be eight years from the issuance date of the senior notes. The terms of a financing pursuant to the financing commitment would contain customary restrictions, including limiting AMCE's ability to incur indebtedness or liens, pay dividends, redeem capital stock, make certain investments and sell substantially all of AMCE's and AMCE's subsidiaries' assets. AMCE would be required to redeem the debt under the financing commitment from the net proceeds of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under AMCE's amended credit facility), which may be secured, and the issuance of any equity, subject to customary exceptions and thresholds. AMCE would be able, at AMCE's option, to repay any outstanding loans under the financing commitment at any time at the principal amount thereof plus accrued and unpaid interest.

Notice of Delisting.

        In connection with and as a result of the Merger, AMCE is no longer a publicly traded company and has delisted its common stock, par value 66 2/3 ¢ par value, from the American Stock Exchange on December 23, 2004.

Resignation of Directors; Election of Directors.

        In connection with the Merger, each of Charles J. Egan, Jr., Paul Vardeman, Charles Sosland, Michael Garin, Leon Black and Laurence Berg voluntarily resigned from the Board of Directors of AMCE on December 23, 2004. Following such resignations, five new directors were elected to AMCE's Board of Directors: Michael R. Hannon, Managing Director, JPMP Capital Corp., Stephen P. Murray, Managing Director, JPMP Capital Corp., Stephan Oppenheimer, Principal, J.P. Morgan Partners, LLC, Stan Parker, Principal, Apollo Management, L.P., and Aaron Stone, Principal, Apollo Advisors, L.P. Peter C. Brown, Chairman of the Board, Chief Executive Officer and President of AMCE, and Marc J. Rowan, a founding Principal of Apollo Management, L.P., will remain on the Board of Directors of AMCE.

Amendments to Certificate of Incorporation or Bylaws.

        On December 23, 2004, each of AMCE's Restated and Amended Certificate of Incorporation and Bylaws were amended and restated in connection with the Merger.

        AMCE's current Amended and Restated Certificate of Incorporation authorizes the issuance of only common stock, par value $0.01 per share. The Amended and Restated Certificate of Incorporation has therefore been amended to remove reference to classes of securities other than AMCE's outstanding common stock, voting rights, and the election of directors and different dividend rates or other preferences.

        AMCE's Bylaws were similarly amended to remove references to classes of securities other than AMCE's outstanding common stock. AMCE's amended Bylaws provide that the number of directors should be at least one, but no more than 11 directors, with the initial board being comprised of seven directors.

        The foregoing description is a brief summary of the provisions adopted or changed by the Amended and Restated Certificate of Incorporation and Bylaws and is qualified in its entirety by reference to AMCE's Amended and Restated Certificate of Incorporation and Bylaws attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Holdings Stockholders Agreement.

        In connection with the Merger, the Sponsors and the co-investors of Holdings entered into a stockholders agreement that defines their rights with respect to voting, ownership and transfer of their interests in Holdings.

        The stockholders agreement provides that the Board of Directors of Holdings and AMCE will consist of up to ten directors, three of whom shall be designated by JPMP, three of whom shall be designated by Apollo, one of whom shall be the CEO of AMCE, and up to three of whom shall be independent designees, as jointly selected by the Sponsors. To date, no such independent directors have been appointed to the AMCE Board.

        The stockholders agreement further provides that, until the earlier of five years from the date of the Merger and the date on which Holdings completes an initial public offering ("Blockout Period"), the stockholders of Holdings (other than the Sponsors) will vote their shares of capital stock of Holdings as directed by the Sponsors. Each of JPMP and Apollo have consent rights with respect to certain Holdings and/or AMCE actions, including, without limitation, change in control transactions, acquisition or disposition transactions with a value in excess of $25 million, the settlement of claims in excess of $25 million, an initial public offering of Holdings, hiring a chief executive officer, incurring indebtedness in excess of $50 million or engaging in new lines of business.

        During the Blockout Period, the stockholders agreement prohibits the Sponsors and the co-investors from transferring any of their interests in Holdings, other than certain permitted transfers to affiliates or their respective limited partners or members or to persons approved of by the Sponsors. The stockholders agreement sets forth additional transfer provisions for the Sponsors and the co-investors with respect to their interests in Holdings, including the following:

        Right of first offer.    Holdings and each of its stockholders have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Holdings that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If during the Blockout Period, the Sponsors, and following the Blockout Period, the stockholders owning in the aggregate 50% or more of the outstanding capital stock of Holdings, propose to transfer shares of Holdings to a person in a bona fide arm's-length transaction or series of transactions of an amount equal to such stockholders total amount of the then outstanding shares, such stockholders may elect to require each of the other stockholders of Holdings to transfer to such person all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Holdings held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to sell a number of shares equal to its pro rata portion of shares to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        The stockholders agreement also provides for certain registration rights in the event of an initial public offering of Holdings, including the following:

        Demand rights.    Each Sponsor has the right at any time following an initial public offering of Holdings to make a written request to Holdings for registration under the Securities Act of 1933, as amended (the "Securities Act") of part or all of the registrable equity interests held by such stockholders, subject to certain limitations. The co-investor stockholders of Holdings as a group shall have one right at any time following an initial public offering of Holdings to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders.

        Piggyback rights.    If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 180 days after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Agreements with Management.

        AMCE entered into employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, Richard T. Walsh, John D. McDonald and Craig R. Ramsey, each effective as of July 1, 2001 other than Messrs. Brown and Singleton, whose agreements are effective as of the consummation of the Merger. Such persons currently receive the following annual salaries pursuant to their employment contracts: Mr. Brown-$728,300; Mr. Singleton-$468,200; Mr. Walsh-$338,200; Mr. Ramsey-$331,500; and Mr. McDonald-$312,200. The employment agreements also provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers.

        The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. Walsh, Mr. Ramsey and Mr. McDonald have terms of two years. On the anniversary date of each employment agreement, one year is added to its term, so that each employment agreement always has a five-year, three-year or two-year term, as the case may be, as of each anniversary date. Each employment agreement terminates generally without severance if such employee is terminated for cause or upon such employee's retirement or resignation without good reason, each as defined in his employment agreement. AMCE will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive upon termination by reason of the employee's retirement.

        If any of Messrs. Walsh, McDonald or Ramsey dies or is terminated without cause or following his disability or terminates his agreement subsequent to specified changes in his responsibilities, annual base salary or benefits following a change of control, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies, is terminated without cause or following his disability, or terminates his agreement for good reason or following a change of control, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to three times the sum of such employee's then annual base salary and annual bonus such employee would be entitled to receive as if the target level had been obtained. In addition, he will also receive five additional years of credit for purposes of option vesting and he will have the right to require Holdings to purchase from him all or any portion of his vested options and shares of Holdings common stock, in exchange for payment for shares equal to the fair market value of Holdings stock and payment for options equal to the excess of such fair market value over the option exercise price, in each case less applicable withholding taxes ("put right"). Each of Messrs. Brown and Singleton will also have a put right in the event of his retirement at or after age 65.

        In connection with the Merger, Holdings and the Sponsors entered into a management stockholders agreement with each of Messrs. Brown, Singleton, Ramsey, Walsh, John McDonald, Mark McDonald, Rolando Rodriguez and Kevin Connor. The management stockholders agreement defines the rights of the management employees with respect to the ownership and transfer of their interests in Holdings, including transfer restrictions on shares, tag-along rights, drag-along rights, and piggy-back registration rights substantially similar to those imposed on the co-investors in the stockholders agreement. In addition, the management stockholders are subject to the right of Holdings to repurchase their shares (and cancel options) upon termination of employment. In the event a management stockholder's employment is terminated as a result of death or disability, without cause or for good reason, such repurchase would be made at the fair market value of the shares. In the event a management stockholder's employment is terminated for any other reason, such repurchase would be made at the lesser of fair market value and the purchase price paid for the shares. The payment for cancelled options would be the excess of the share repurchase price over the exercise price, and no payment would be made for unvested options.

2004 Stock Option Plan.

        Holdings adopted a 2004 Stock Option Plan which provides for the grant of incentive stock options (within the meaning of Section 42 of the Internal Revenue Code), and non-qualified stock options to eligible employees of Holdings and its subsidiaries, consultants and non-employee directors of Holdings. The aggregate number of shares subject to the option plan is 49,107.44681. The exercise price of the options is the fair market value of the shares underlying the options on the date of grant of the option. Options become exercisable by the holders of the options in installments of 20% on each of the first five anniversaries of the grant date. In addition, upon the occurrence of a change of control of Holdings as defined in the option plan, all options held by Messrs. Brown and Singleton under the plan will automatically accelerate. Any shares acquired pursuant to the exercise of options underlying the option plan will be subject to the management stockholders agreement.

Item 7.01    Regulation FD Disclosure.

        On December 23, 2004, AMCE issued a press release in connection with the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

3.1
Amended and Restated Certificate of Incorporation

3.2
Amended and Restated Bylaws of AMC Entertainment Inc.

99.1
Press Release issued by AMCE on December 23, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.
Date: December 23, 2004	By:	/s/ CRAIG R. RAMSEY
	Name:	Craig R. Ramsey
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws of AMC Entertainment Inc.
99.1	Press Release issued by AMCE on December 23, 2004.

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  Items 2.04, 3.01, 3.03, 5.01, 5.02 and 5.03
  Item 7.01 Regulation FD Disclosure.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX